Exhibit 99.2

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

For Immediate Release
Wednesday, April 21, 2010

Tompkins Financial Corporation
Announces Increased Cash Dividend

ITHACA, NY - Tompkins Financial Corporation (TMP – NYSE Amex)

Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.34 per share, payable on May 14, 2010, to common shareholders of record on May 7, 2010. The current dividend represents a 10.0% increase over the $0.309 cash dividend paid in the second quarter of 2009 (adjusted for 10% stock dividend paid on February 15, 2010).

Tompkins Financial Corporation is a financial holding company, headquartered in Ithaca, NY. The Company is the parent for Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, Tompkins Insurance Agencies, Inc., and AM&M Financial Services, Inc.